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                                                                    EXHIBIT 23.2

To the Board of Directors and Stockholders
GTI Telecom, Inc.

We hereby consent to the use in this Form 8-K/A of SmarTalk TeleServices, Inc. of our report dated July 18, 1996 relating to the financial statements of GTI Telecom, Inc. for the years ended December 31, 1994 and 1995.


/s/ Price Waterhouse LLP

Orlando, Florida
August 13, 1997